Dryden California Municipal Fund
For the period ended 2/28/05
File number 811-4024

SUB-ITEM 77D
Policies With Respect to Security Investment

DRYDEN CALIFORNIA MUNICIPAL FUND

California Series
California Income Series


PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION
DATED OCTOBER 31, 2004
SUPPLEMENT DATED NOVEMBER 29, 2004


Effective immediately, Robert Tipp and Dennis
Hepworth have assumed full
portfolio management responsibility for the
Dryden California Municipal
Fund-California Series and California Income Series.

To reflect these changes, the following replaces

the fifth paragraph in the section of the prospectus entitled "How the Series is Managed -
Investment Adviser" with respect to the
above-named Series:

The Dryden California Municipal Fund is managed by
Portfolio Managers:
Robert Tipp and Dennis Hepworth using an institutional, team-based approach.

The Portfolio Managers develop and coordinate the Series' investment strategies utilizing the following approach:

"Top-down" investment decisions such as
duration, yield curve,
and sector positioning are made consistent with a PIM Fixed
Income-wide Market Outlook, while "bottom-up" security selection is implemented by the Portfolio Managers.

The Market Outlook is developed quarterly by a senior management team led by the Head of Fixed Income. The
Market Outlook assesses
the likely ranges of economic and interest rate scenarios to provide a Prudential Fixed Income-wide view on the economy, interest rates, yield curve, and risk levels in each major bond market, both U.S.
and globally.

The Portfolio Managers develop each Series' investment strategy within the framework of the Market Outlook and each Series' investment objective, restrictions, policies, and benchmark.

The Portfolio Managers implement each Series' strategy through security selection and trading. All municipal bond security selection is based on fundamental credit research. A large credit research staff and extensive quantitative resources support the
Portfolio Managers. Other sector teams may contribute to securities selection when appropriate.
Each Series' risk exposure is monitored daily and actively managed to ensure consistency with the intended risk/return objectives.

Municipal Bonds - Portfolio Management Team

Robert Tipp CFA, is Chief Investment Strategist of
PIM's Fixed Income Group.
He is co-portfolio manager of Municipal Bond, Core Plus, U.S. Government, and Global Bond strategies, portfolio manager for asset-liability strategies and TIPs portfolios, and has supervisory responsibility for money market strategies. Previously, Mr. Tipp served as co-head of Prudential Financial's institutional fixed income business. Before joining Prudential Financial in
1991, Mr. Tipp was a Director in the Portfolio
Strategies Group at the First
Boston Corporation, where he developed, marketed, and implemented strategic portfolio products for money managers. Prior to that, Mr. Tipp was a senior staff analyst at the Allstate Research & Planning Center, and managed a number of fixed income and equity derivative strategies at Wells Fargo Investment
Advisors. He received a Bachelor of Science (BS) in
Business Administration
with highest honors and a Master in
Business Administration (MBA) in Finance with honors from the University of California, Berkeley.
Mr. Tipp holds the
Chartered Financial Analyst (CFA) designation.


Dennis Hepworth is a Principal and municipal bond portfolio manager for PIM's
Fixed Income Group. Mr. Hepworth is also Head of the Municipal Bond Research unit at the PIM Fixed Income Group, where he covers real estate, housing
(multi-family & single family), public power, cogeneration and unrated corporate backed bonds. Prior to joining the PIM Fixed Income Group in 1997,
Mr. Hepworth was a sell side municipal research analyst at Prudential
Securities, and a senior analyst in the Capital
Markets Credit and Private
Client areas of Merrill Lynch. He received a Bachelor of Science (BS) in
Finance from the University of Tulsa. Mr. Hepworth is a member of the
Municipal Analysts Group of New York and the
National Federation of
Municipal Analysts.




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